Exhibit (b)(ii)

Francisco Partners

1114 Avenue of the Americas, 15th Floor

New York, NY 10036

CONFIDENTIAL

October 3, 2022

Movella Inc.

2570 North First Street, Suite 300

San Jose, CA 95131

Attention: Steve Smith, Chief Financial Officer

Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Company”) have advised FP Credit Partners, L.P., on behalf of certain of its managed funds, affiliates, financing parties or investment vehicles (collectively, “FPCP”, the “Commitment Parties”, “we” or “us”), that you intend to enter into that certain Business Combination Agreement, dated as of October 3, 2022 (the “BCA”), with Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (“PFDR”) and Motion Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of PFDR (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving entity, and the parties thereto shall consummate the other Transactions (as defined in the BCA) (the “Public Merger”, and the date and time of consummation of the Public Merger, the “Public Merger Date”).

You have requested FPCP to provide a senior secured notes facility in an aggregate principal amount of $75,000,000, consisting of (a) a senior secured note in the aggregate principal amount of $25,000,000 (subject to prepayment on the Public Merger Date as set forth in Exhibit A hereto) (the “Pre-Close Facility”), the proceeds of which will be used by the Company (i) for working capital, to refinance existing debt and other general corporate purposes and (ii) to pay transaction costs, fees and expenses in connection with the Total Facility (as defined below) and (b) a $75,000,000 venture-linked secured note, which will be deemed advanced to and drawn by the Company on, and subject to the occurrence of, the Public Merger Date (the “VLN Facility” and, together with the Pre-Close Facility, the “Total Facility”, and the Total Facility, collectively with the Public Merger, the Tender Offer (as defined below), and the Private Placement (as defined below), the “Transactions”). Capitalized terms used but not defined herein have the respective meanings assigned to them in the Summary of Terms and Conditions attached hereto as Exhibit A, Exhibit B and Exhibit C (collectively, the “Term Sheets”, together with this letter agreement, the “Commitment Letter”) and capitalized terms used but not defined in the Term Sheets have the respective meanings assigned to them herein.

1.    Commitments.

In connection with the Transactions, (a) FPCP (in such capacity, the “Initial Pre-Close Holder”) hereby commits to purchase 100.0% of the aggregate principal amount of the Pre-Close Facility, (b) FPCP (in such capacity, the “Initial VLN Holder”; the Initial Pre-Close Holder together with the Initial VLN Holder, the “Initial Holders”; the banks, financial institutions or other institutional lenders and investors becoming parties to the definitive documentation for the Total Facility (the “Facilities Documentation”), together with the Initial Holders, the “Holders”) hereby commits to provide 100.0% of the aggregate principal amount of the Total Facility, (c) FPCP commits to launch the Tender Offer, and (d) in the event of a Shortfall (as defined in Exhibit A), FPCP commits to purchase the Private Placement Shares (as defined below), in each case of the foregoing clauses (a) through (d), upon the respective terms and conditions expressly set forth in this Commitment Letter and the Fee Letter.

2.    Titles and Roles.

It is agreed that FPCP (in such capacity, the “Lead Arranger”) will act as the sole lead arranger and bookrunner in respect of the Total Facility and that FPCP shall appear on all marketing and other materials in connection with the Transactions and will have the rights and responsibilities customarily associated with such name placement. It is further agreed that a third party agent to be appointed by FPCP, subject to your consent (which consent shall not be unreasonably withheld, delayed or conditioned) will act as administrative agent and collateral agent in respect of the Total Facility (in such capacities, the “Administrative Agent”). You agree that no other arrangers, bookrunners, managers, agents or co-agents will be appointed and no Holder will receive compensation with respect to any of the Total Facility outside the terms contained herein unless you and we so agree. For the avoidance of doubt, your obligations under this paragraph shall automatically terminate upon the date on which this Commitment Letter terminates pursuant to the penultimate paragraph of Section 10.

3.    Information.

You hereby represent and warrant (and prior to the Public Merger Date, to your knowledge with respect to PFDR and its subsidiaries) that, (a) all written information concerning PFDR and its subsidiaries, the Company and its subsidiaries and the businesses of the foregoing (other than the projections of and other forward-looking information with respect to the foregoing entities (the “Projections”), estimates, forecasts and budgets and other forward-looking information and information of a general economic or industry nature) that has been or will be made available by you (or on your behalf at your request) to any Commitment Party in connection with the Transactions (the “Information”), when furnished and taken as a whole, does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, in each case, after giving effect to all supplements and updates thereto from time to time, and (b) the Projections will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of delivery thereof; it being understood by us that such Projections (i) are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and (ii) are not a guarantee of performance. If at any time prior to Public Merger Date, the Company becomes aware that any of the representations and warranties in the preceding sentence are incorrect in any material respect, the Company agrees to supplement the Information and the Projections from time to time until the Public Merger Date, such that the representations and warranties in the preceding sentence remain true (after giving effect to any such supplement) in all material respects.

4.    Conditions.

The Initial Pre-Close Holders’ commitments hereunder to fund the Pre-Close Facility on the NPA Execution Date (as defined below) and the deemed funding of the VLN Facility on the Public Merger Date, respectively, are subject, in the case of the Pre-Close Facility, only to the conditions expressly set forth in Exhibit A under the heading “Conditions Precedent to the NPA Execution Date” and, in the case of the VLN Facility, only to the conditions expressly set forth in Exhibit A under the heading “Conditions Precedent to the VLN Facility”, and, upon the satisfaction (or waiver by the applicable Initial Holders) of such conditions, the funding of the Pre-Close Notes on the NPA Execution Date and the deemed funding of the VLN Notes on the Public Merger Date, as applicable, under the VLN Facility shall occur (it being agreed and understood that, upon the deemed funding of the VLN Notes on the Public Merger Date, the Pre-Close Notes shall be prepaid in full as set forth in Exhibit A, and the VLN Notes shall be treated as a single, fungible tranche of indebtedness for all purposes under the VLN Facility). As used in this Commitment Letter, “NPA Execution Date” shall mean the date of effectiveness of, and initial funding under, the Pre-Close Facility.

FPCP’s commitments hereunder to launch the Tender Offer are subject only to the conditions expressly set forth in Exhibit B under the heading “Conditions Precedent”. In the event of a Shortfall, FPCP’s commitments hereunder to purchase the Private Placement Shares are subject only to the conditions expressly set forth in Exhibit C under the heading “Conditions Precedent”.

5.    Fees.

As consideration for the Initial Holders’ having funded the Pre-Close Facility on the NPA Execution Date and the deemed funding of the VLN Facility on the Public Merger Date, you agree to pay (or to cause to be paid) the fees set forth in Exhibit A and the fee letter dated the date hereof by and among the Commitment Parties and you (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.    Indemnity; Costs and Expenses, Limitation of Liability, Settlement.

(a)    Indemnity

You and, prior to the Public Merger Date, PFDR each agree to indemnify and hold harmless each Commitment Party, its affiliates and their respective officers, directors, employees, members, partners, agents, advisors, other representatives and controlling persons involved in the Transactions (each, a “Related Party” and collectively the “Indemnified Persons” and each individually an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter or the Transactions, or any claim, litigation, investigation or proceeding related to the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse each such Indemnified Person within 30 days after receipt of a written request (together with reasonably detailed backup documentation supporting such reimbursement request) for the reasonable and documented out-of-pocket fees and expenses of one primary counsel for all Indemnified Persons (taken as a whole) (and, solely in the case of an actual or perceived conflict of interest, one additional counsel as necessary to the Indemnified Persons affected by such conflict taken as a whole) and to the extent reasonably necessary, one local counsel for all Indemnified Persons (taken as a whole) in each relevant material jurisdiction (and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each such jurisdiction as necessary to the Indemnified Persons affected by such conflict taken as a whole), and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (in each case, excluding allocated costs of in-house counsel); provided that, the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they resulted from (A) the willful misconduct, bad faith or gross negligence of such Indemnified Person or their respective Related Parties (as defined below) (as determined in a final non-appealable judgment in a court of competent jurisdiction), (B) any material breach of the obligations of such Indemnified Person or any of their Related Parties under this Commitment Letter or the Fee Letter (as determined in a final non-appealable judgment in a court of competent jurisdiction) or (C) any dispute or Proceeding among Indemnified Persons (or their Related Parties) that does not involve an act or omission by you or any of your subsidiaries (other than any claims against the Administrative Agent or a Lead Arranger in their respective capacity as such but subject to clauses (i)(A) and (B) above) or (ii) they have resulted from any agreement governing any settlement referred to below by such Indemnified Person that is effected without your prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further that, to the extent any otherwise indemnifiable claim by an Indemnified Person arises in connection with a Proceeding relating to the Tender Offer (as defined in Exhibit A), the Company’s and PFDR’s indemnification obligations hereunder shall be limited solely to Proceedings related to material inaccuracies or omissions concerning information supplied by, and that is concerning, the Company, PFDR and their respective businesses, to the extent such information is either included in the S-4 filed by PFDR in connection with the Public Merger, or is provided to us by the Company or PFDR for purposes of inclusion of offering materials used in the Tender Offer.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of such Proceeding; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 6. Notwithstanding the above, following such notification, you may elect in writing to assume the defense of such Proceeding, and, upon such election, you will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) you have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by you reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest, or (iii) such Indemnified Person reasonably determines that there are conflicts of interest between you and such Indemnified Person, including situations in which there may be legal defenses available to it which are different from or in addition to those available to you. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one law firm for all Indemnified Persons plus additional conflicts and local counsel to the extent provided herein.

Reference is made to the final prospectus of PFDR, filed with the SEC (File No. 333-252498) on February 16, 2021 (the “Prospectus”). FPCP acknowledges and agrees and understands that PFDR has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of the public shareholders of PFDR’s Class A Shares (the “Pathfinder Shareholders”), and PFDR may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of PFDR entering into this Commitment Letter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, FPCP hereby agrees that, notwithstanding the foregoing or anything to the contrary in this Agreement, FPCP does not now nor shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Commitment Letter or any proposed or actual business relationship between PFDR, on the one hand, and FPCP, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). FPCP hereby irrevocably waives any Trust Account Released Claims that it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or contracts with PFDR and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with PFDR or its affiliates).

(b)    Fees, Costs and Expenses

You hereby agree to reimburse the Commitment Parties on the terms set forth in the Term Sheets under the heading “Fees, Costs and Expenses” and the Fee Letter.

(c)    Limitation of Liability

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, you agree that (i) in no event shall any Commitment Party, its affiliates and their respective officers, directors, employees, members, partners, agents, advisors, other representatives and controlling persons (each, and including, without limitation, the Commitment Parties, a “CP-Related Person”) have any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such CP-Related Person or any of its affiliates or Related Parties, as determined in a final, non-appealable judgment of a court of competent jurisdiction, and (ii) no party hereto nor any CP-Related Person shall have any Liabilities for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) arising out of or in connection with this Commitment Letter or the Fee Letter (provided that this clause (ii) shall not limit your indemnity or reimbursement obligations to the extent set forth in this Section 6 in respect of any actual losses, claims, damages, liabilities and expenses incurred or paid by an Indemnified Person to a third party unaffiliated with the Commitment Parties that are otherwise required to be indemnified in accordance with this Section 6). Each party agrees, to the extent permitted by applicable law, to not assert any claims against any other party hereto with respect to the foregoing matters set forth in this Section 6(c). As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(d)    Settlement

You shall not be liable for any settlement of any Proceedings (or any expenses related thereto) effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final non-appealable judgment against an Indemnified Person in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses incurred or suffered by reason of such settlement or judgment in accordance with the second preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

7.    Confidentiality.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests. None of the Commitment Parties or their respective affiliates will use information obtained from you or any of your affiliates by virtue of the transactions contemplated by this Commitment Letter or the Fee Letter in connection with the performance by them and their respective affiliates of services for other persons or entities, and none of the Commitment Parties or their respective affiliates will furnish any such information to such other persons or entities. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter or the Fee Letter, or to furnish to you or your respective subsidiaries, confidential information obtained by the Commitment Parties and their respective affiliates from other persons or entities. This Commitment Letter and the Fee Letter is not intended to create a fiduciary relationship among the parties hereto or thereto.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the debt or equity transactions contemplated by this Commitment Letter or the Fee Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (c) you are capable of and responsible for evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter and (d) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties and their respective affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship.

You further acknowledge that each of the Commitment Parties (or an affiliate thereof) may be a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each such person may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by such person or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion in accordance with applicable law (to the extent not in derogation of the Commitment Parties’ and/or their respective affiliates’ obligations under any relevant transaction support or similar agreement entered into in connection with the Transactions). To the fullest extent permitted by law, you hereby waive and release any claims that you may have against each such Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with the Transactions, this Commitment Letter and the Fee Letter.

You agree that you will not disclose this Commitment Letter, the Fee Letter or the contents of the foregoing to any person without our prior written approval (which may include through electronic means) (not to be unreasonably withheld, conditioned, delayed or denied), except that you may disclose (a) this Commitment Letter, the Fee Letter and the contents hereof and thereof (i) to actual and potential investors (including, without limitation, PFDR and the sponsor of PFDR) and to your and such investors’ respective officers, directors, agents, employees, affiliates, members, partners, stockholders, equityholders, controlling persons, agents, attorneys, accountants and advisors on a confidential basis and (ii) as required by applicable law, compulsory legal process, pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or to the extent required by governmental and/or regulatory authorities (in which case you agree to use commercially reasonable efforts to inform us promptly thereof to the extent lawfully permitted to do so), (b) this Commitment Letter and the contents hereof to the extent customary or required in offering and proxy materials or in any public filing relating to the Public Merger or the Tender Offer (with customary redactions as shall be reasonably agreed to by FPCP); provided however, the aggregate cash fee amounts contained in the Term Sheets shall only be so disclosed pursuant to this clause (b) as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Public Merger unless required by applicable law, (c) this Commitment Letter, the Fee Letter and the contents hereof and thereof in connection with protecting or enforcing any right under this Commitment Letter or the Fee Letter or to defend any claim or exercise any remedies related to this Commitment Letter or the Fee Letter, (d) this Commitment Letter, the Fee Letter and the contents hereof to the extent it becomes publicly available other than as a result of a breach of this Commitment Letter or the Fee Letter by you or breach of another confidentiality obligation owed to a Commitment Party by you or your affiliates, and (e) on a confidential basis to persons performing customary accounting functions, including accounting for deferred financing costs; provided that, the foregoing restrictions shall cease to apply (other than in respect of the fees set forth in the Term Sheets or the Fee Letter) on the earlier of (i) two years after the date of this Commitment Letter and (ii) the date the Facilities Documentation shall have been executed and delivered by the parties thereto.

Each Commitment Party agrees to keep confidential, and not to publish, disclose or otherwise divulge, information with respect to the Transactions or obtained from or on behalf of you or your affiliates in the course of the transactions contemplated hereby, except that the Commitment Parties shall be permitted to disclose such confidential information (a) to their respective affiliates and to their and their affiliates’ respective directors, officers, agents, employees, attorneys, accountants and advisors, in each case, involved in the Transactions on a “need to know” basis and who are made aware of and agree to comply with the provisions of this paragraph, in each case on a confidential basis (with the Commitment Party responsible for such persons’ compliance with this Section 7), (b) to potential or prospective Holders, participants or swap counterparties (in each case, other than a Disqualified Institution (as defined below)), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any prospective Holder, participant or swap counterparty referred to above shall be made (x) subject to the acknowledgment and acceptance by such prospective Holder, participant or swap counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties) and (y) in the case of any such disclosure to any person or other entity that is not an affiliate of FPCP, solely with your express prior written consent, (c) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process (in which case we agree to use commercially reasonable efforts to notify you promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (d) to the extent requested by any bank regulatory authority having jurisdiction over a Commitment Party (including in any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (e) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Commitment Letter, the Fee Letter or other confidentiality or fiduciary obligation owed by such Commitment Party to you or your subsidiaries or (ii) becomes available to the Commitment Parties on a non-confidential basis from a source other than you that, to such Commitment Party’s knowledge, is not in violation of any confidentiality or fiduciary obligation owed to you or your subsidiaries, (f) to the extent you shall have expressly consented in advance to such disclosure in writing (which may include through electronic means), (g) as is necessary in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter, the Fee Letter or to defend any claim or exercise any remedies related to this Commitment Letter or the Fee Letter, (h) for purposes of establishing any defense available under securities laws, including, without limitation, establishing a “due diligence” defense or (i) to the extent independently developed by such Commitment Party without reliance on confidential information. The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically to the extent superseded by the confidentiality provision in the Facilities Documentation upon the effectiveness thereof and, in any event, will terminate two years from the date hereof. Any Commitment Party may place customary advertisements in financial and other newspapers and periodicals, its customary marketing materials, or on a home page, website or similar place for dissemination of customary information on the internet, in each case, after the NPA Execution Date, in the form of a “tombstone” advertisement or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Commitment Party.

8.    Patriot Act.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Holders may be required to obtain, verify and record information that identifies the Company and each Guarantor, which information may include its name and address and other information that will allow each of us and the Holders to identify the Company and each of its subsidiaries that are parties to the Facilities Documentation in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each of us and the Holders.

9.    Assignment.

This Commitment Letter, the Fee Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each of the other parties hereto, and any attempted assignment without such consent shall be void; provided that, FPCP may assign its commitments hereunder, in whole or in part, (including its commitment to provide the Total Facility), to any of its relevant affiliates. Upon an assignment by FPCP complying with the terms of the foregoing sentence, such party shall be released from the portion of our commitment hereunder that has been assigned. Neither this Commitment Letter or the Fee Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you and then only in the specific instance and for the specific purpose for which given.

For purposes hereof, “Disqualified Institutions” means (i) those banks, financial institutions or other entities separately identified in writing by you to us on or prior to the date hereof (provided, that such list may be updated by the Company from time to time to include any other person reasonably acceptable to the Administrative Agent), or to any affiliates of such banks, financial institutions or other entities that are reasonably identifiable as affiliates by virtue of their names or that are identified to us in writing by you from time to time; provided, that no such identification after the NPA Execution Date pursuant to this clause (i) shall apply retroactively to disqualify any person that has previously acquired a valid assignment or participation of an interest in any of the Total Facility with respect to amounts previously acquired and (ii) competitors of you or any of your subsidiaries identified in writing by you from time to time (and affiliates of such entities that are reasonably identifiable as affiliates of such entities by virtue of their names or that are identified to us in writing by you from time to time (other than bona fide fixed income investors or debt funds primarily investing in loans and/or notes)).

10.    Governing Law, Etc.

This Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter or the Fee Letter by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter (i) sets forth the entire understanding of the parties hereto with respect to the Transactions and (ii) supersedes all prior understandings with respect to the matters referred to and contemplated therein and thereby. This Commitment Letter and the Fee Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Indemnified Persons and, if any of this Commitment Letter, the Fee Letter or any commitment hereunder is assigned in accordance with the first sentence of this Section 9 above, the applicable permitted assignee or assignees. The Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates.

This Commitment Letter, the Fee Letter and any claim, controversy or dispute arising under or related to this Commitment Letter or the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” and whether or not a “Company Material Adverse Effect” has occurred, (b) the determination of the accuracy of any Specified BCA Representation, and (c) whether the Public Merger Date has occurred based on whether the Public Merger has been consummated in accordance with the terms of the BCA shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, except that the laws of the Cayman Islands, inclusive of the Cayman Act (as defined in the BCA), shall also apply to the Domestication (as defined in the BCA).

Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York, and, in each case, any appellate court thereof, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the performance of services hereunder or thereunder, whether in contract, tort or otherwise, and irrevocably and unconditionally agrees that it will not commence any such suit, action or proceeding against any of the other parties hereto arising out of or in any way relating to this Commitment Letter, the Fee Letter or the performance of services hereunder or thereunder in any forum other than such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such party at its address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto hereby irrevocably and unconditionally waives (to the extent permitted by applicable law) any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum and agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Each of the parties hereto agrees that, if accepted by you, this Commitment Letter and the Fee Letter constitutes a binding and enforceable agreement with respect to the subject matter herein and therein. Reasonably promptly after the execution by you of this Commitment Letter and the Fee Letter, the parties hereto shall proceed with the negotiation in good faith of the Facilities Documentation and the definitive documentation for the Tender Offer and the Private Placement in a manner consistent with this Commitment Letter and the Fee Letter for the purpose of executing and delivering the Facilities Documentation and consummating the Tender Offer and the Private Placement.

The costs and expenses, indemnification, settlement, limitation of liability, jurisdiction, waiver of jury trial, service of process, venue, governing law, absence of fiduciary duty and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter, the Fee Letter or FPCP’s commitments hereunder and thereunder; provided that your obligations under this Commitment Letter and the Fee Letter, other than your obligations relating to confidentiality to the extent set forth herein, shall automatically terminate and be superseded to the extent expressly provided for therein by the provisions of the Facilities Documentation upon the execution and delivery thereof, and you shall automatically be released from all liability in connection therewith at such time.

Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to the Commitment Parties the enclosed duplicate originals (or facsimiles or electronic copies) of this Commitment Letter and the Fee Letter, not later than 11:59 p.m., New York City time, on October 3, 2022, failing which FPCP’s commitments hereunder will expire at such time. This Commitment Letter, the Fee Letter and the commitments hereunder shall automatically terminate on the earliest of (x) the termination of the BCA in accordance with its terms prior to the closing of the Public Merger, and (y) April 30, 2023, unless the Commitment Parties and the Company mutually agree to an extension in writing (including by email). The termination of any commitment shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter or the Fee Letter.

The words” execution,” “signed,” “signature” and words of like import in this Commitment Letter or the Fee Letter relating to the execution and delivery of this Commitment Letter or the Fee Letter shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

FP CREDIT PARTNERS, L.P.

By: FP Credit Partners GP, L.P.
Its: General Partner

By: FP Credit Partners GP Management, LLC
Its: General Partner

By:	/s/ Scott Eisenberg
Name:	Scott Eisenberg
Title:	Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above:

MOVELLA INC.

By	/s/ Ben Lee
Name: Ben Lee
Title: Chief Executive Officer

Acknowledged and agreed to as of the date first written above:

PATHFINDER ACQUISITION CORPORATION

By	/s/ David Chung
Name: David Chung
Title: Chief Executive Officer

MOTION MERGER SUB, INC.

By	/s/ David Chung
Name: David Chung
Title: Chief Executive Officer

[Signature Page to Commitment Letter]